United States of America
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2007

Integrity Mutual Funds, Inc.
(Exact name of registrant as specified in its charter)

North Dakota	0-25958	45-0404061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Main Street North, Minot, North Dakota	58703
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (701) 852-5292

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On January 24, 2007, Integrity Mutual Funds, Inc. (the "Company") announced that Robert E. Walstad, founder, Chief Executive Officer and Chairman of its Board of Directors is retiring from his positions with the Company, effective February 1, 2007.  Concurrent with the retirement, the Company announced that Mark R. Anderson, President and Chief Operating Officer of the Company, would succeed Mr. Walstad as Director and Chief Executive Officer of the Company.  A copy of the press release is attached hereto as Exhibit 99.1

In connection with Mr. Walstad's retirement, the Company has entered into a Separation Agreement with Mr. Walstad, dated January 24, 2007 (the "Separation Agreement").  Under the terms of the Separation Agreement, subject to Mr. Walstad meeting his obligations thereunder in all material respects, Mr. Walstad is entitled to receive a payment in the amount of $274,500 (the "Separation Payment"), payable in equal, bi-weekly payments (less required withholding deductions including federal and state taxes and FICA) commencing on the first regularly scheduled pay date of the Company after the date of the Separation Agreement and continuing until the Separation Payment is paid in full on or before August 16, 2009.  Stock options and warrants to purchase shares of the Company's common stock granted to Mr. Walstad prior to the date of the Separation Agreement will continue in effect and the Company will pay to Mr. Walstad his vested balance in the Company's Employee Stock Ownership Plan on August 16, 2009, or as soon thereafter as practicable.  In addition, Mr. Walstad will be entitled to receive on February 1, 2007 options to purchase 60,000 shares of the common stock of the Company at a strike price equal to the higher of the highest asking price or highest trading price (as determined by NASDAQ Electronic Bulletin Board quotation) of the Company's common stock on September 1, 2006 and on September 1, 2007 will receive options to purchase 60,000 shares of the common stock of the Company at a strike price equal to the higher of the highest asking price or highest trading price (as determined by NASDAQ Electronic Bulletin Board quotation) of the Company's common stock on such date.  The Company has also agreed to remit to Mr. Walstad 90% of all commissions collected by Mr. Walstad as an agent to Capital Financial Services, Inc., a wholly owned subsidiary of the Company, to and including August 16, 2009.

Mr. Walstad will act as Chairman Emeritus following his resignation from the Company.

The separation agreement filed with this current report replaces in its entirety Mr. Walstad's employment agreement, which has been previously filed by the Company.  This summary of the terms of the Separation Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, to be subsequently filed.

Item 1.02        Termination of a Material Definitive Agreement.

In connection with Mr. Walstad's Separation Agreement, as described under Item 1.01 above, which description, is incorporated by reference into this Item 1.02, Mr. Walstad's employment agreement was terminated.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)     On January 24, 2007, Robert E. Walstad announced his retirement from his positions as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, effective February 1, 2007.

(c)     In connection with Mr. Walstad's retirement, Mark R. Anderson, currently President and Chief Operating Officer of the Company, has been appointed as Chief Executive Officer and a director of the Company, effective immediately upon Mr. Walstad's resignation.  Mr. Anderson will receive no additional compensation from the Company as a result of this appointment.

Mr. Anderson, 42, joined the Company in 1995 and served in various executive positions until 1999, when he joined Wells Fargo Bank and served as a Personal Trust Officer for four years.  In 2003, Mr. Anderson rejoined the Company to serve as President and Chief Operating Officer.  Mr. Anderson is a registered representative, registered investment adviser, and registered securities principal and holds a B.B.A. in marketing from the University of North Dakota.

Item 9.01. Financial Statements and Exhibits.

(c)                Exhibits-The following exhibits are furnished as part of this current report:

Exhibit Number	Description
99.1	Press release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrity Mutual Funds, Inc.

By: /s/ Mark R. Anderson

Mark R. Anderson
President and Chief Operating Officer

Dated:  January 24, 2007

Exhibit Index

Exhibit Number	Description
99.1	Press release